THE HARTFORD MUTUAL FUNDS II, INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST:                   The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND:              The sole party to the Articles is The Hartford Mutual Funds II, Inc., a Maryland corporation (the “Corporation”).

THIRD:                 The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on June 15, 2016.

FOURTH:             The first sentence of Article FIRST of the Articles as previously filed with the SDAT is set forth below:

Pursuant to the authority expressly vested in the Board of Directors (the “Board of Directors”) of the Corporation by Section 2-208 of the Maryland General Corporation Law and the charter (the “Charter”) of the Corporation, the Board of Directors of the Corporation, by resolutions duly adopted at a meeting duly called and held, classified 4,340,000,000 authorized but unissued shares of common stock, par value $.001 per share (“Common Stock”), without further classification or designation, as the new series and classes set forth below, the shares of each such class having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of a series Common Stock as set forth in the Charter.

FIFTH:                  The first sentence of Article FIRST of the Articles as corrected hereby is set forth below:

Pursuant to the authority expressly vested in the Board of Directors (the “Board of Directors”) of the Corporation by Section 2-208 of the Maryland General Corporation Law and the charter (the “Charter”) of the Corporation, the Board of Directors of the Corporation, by resolutions duly adopted at a meeting duly called and held, classified 4,340,000,000 authorized but unissued shares of common stock, par value $.0001 per share (“Common Stock”), without further classification or designation, as the new series and classes set forth below, the shares of each such class having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of a class of a series Common Stock as set forth in the Charter.

SIXTH:                  The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its Assistant Secretary and attested to by its Vice President on this 13th day of July, 2016.

ATTEST:		THE HARTFORD MUTUAL FUNDS II, INC.

/s/ Alice A. Pellegrino		By:	/s/ Edward P. Macdonald	(SEAL)
Name:	Alice A. Pellegrino	Name:	Edward P. Macdonald
Title:	Assistant Secretary	Title:	Vice President